Exhibit 10.3
THOR INDUSTRIES, INC.
AMENDED AND RESTATED
SELECT EXECUTIVE INCENTIVE PLAN
Effective January 1, 2005
Thor Industries, Inc.
419 West Pike Street
Jackson Center, Ohio 45334
Section 1. Purpose.
          THOR Industries, Inc., a Delaware corporation, established the Thor Industries, Inc. Select Executive Incentive Plan (the “Plan”) effective as of September 29, 1997, for the purpose of providing its eligible executives and directors with supplemental deferred compensation in addition to the current compensation earned under the Company’s Management Incentive Plan (“MIP”). The Company hereby amends and restates the Plan in its entirety to, among other things, comply with Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). It is intended that the Plan shall constitute an unfunded deferred compensation arrangement for the benefit of a select group of management or highly compensated employees of the Company and its designated subsidiaries and affiliates for purposes of the federal income tax laws and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and all documents, agreements or instruments made or given pursuant to the Plan shall be interpreted so as to effect such intent.
Section 2. Definitions.
               2.1 “Account” shall mean the notional account maintained for each Participant for the aggregate deferred compensation contributions made pursuant to Section 4 hereof.
               2.2 “Board” shall mean the board of directors of Thor Industries, Inc.
               2.3 “Change in Control” shall mean a “change in control event” within the meaning of Treasury Regulations Section 1.409A-3(i)(5).
               2.4 “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended and any authoritative guidance and/or regulations promulgated thereunder.
               2.5 “Commencement Date” shall mean, with respect to any Participant, the later of (i) the date the Committee determines that the Participant shall commence participation in the Plan and (ii) the date an Eligible Person is formally notified that he or she has been selected as a Participant.

Thor Select Executive Incentive Plan
               2.6 “Committee” shall mean the Compensation Committee of Thor Industries, Inc.
               2.7 “Company” shall mean (i) Thor Industries, Inc. and (ii) any member of the Company’s control group within the meaning of Treasury Regulations Section 1.409A-1(h)(3), as such may be modified or amended from time to time, by applying the “at least 50 percent” provisions thereof, which is designated by the Committee as an employer whose executives and directors will be eligible to participate in the Plan.
               2.8 “Competes” shall have the meaning set forth in Subsection 6.3.1 hereof.
               2.9 “Confidential Information” shall mean proprietary and confidential data or information which is valuable to, and related to, the business of the Company and its affiliates, the details of which are generally unknown to the public or to the Company’s or its affiliates’ competitors, including, without limitation, information regarding the Company’s or its affiliates’ employees, business strategies, models and systems, customers, suppliers, partners and affiliates, gained by a Participant as a result of his or her affiliation with the Company or its affiliates, and other items that the Company or its affiliates may from time to time mark or otherwise identify as confidential.
               2.10 “Disability” shall mean a Participant is either (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (b) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company; or (c) determined to be totally disabled by the Social Security Administration.
               2.11 “Eligible Person” shall have the meaning set forth in Section 3 hereof.
               2.12 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and the regulations promulgated thereunder.
               2.13 “Index Funds” shall mean the investment funds selected by the Committee into which amounts credited to Accounts shall be deemed to be invested as set forth on Exhibit A attached hereto, as amended from time to time.
               2.14 “Non-Compete Period” shall have the meaning set forth in Subsection 6.3.1 hereof.

Thor Select Executive Incentive Plan
               2.15 “Participant” shall mean an Eligible Person who is participating in the Plan.
               2.16 “Participation Year” shall mean each Plan Year during which an Eligible Person is a Participant in the Plan.
               2.17 “Plan Year” shall mean the period commencing on August 1 and ending on July 31 of the subsequent calendar year.
               2.18 “Separation from Service” shall have the meaning set forth in Treasury Regulations Section 1.409A-1(h), including the default presumptions thereunder.
               2.19 “Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
               2.20 “Vested Balance” shall mean the vested portion of a Participant’s Account.
               2.21 “Vesting Percentage” shall mean the percentage of a Participant’s Account that is vested, determined in accordance with Subsection 6.1 hereof.
Section 3. Eligibility.
          Eligible Persons shall be those employees of the Company or members of the Board who are designated by the Committee as eligible to participate in the Plan; provided, that, each Eligible Person shall be a member of a select group of management or highly compensated employees within the meaning of ERISA. Eligible Persons shall become Participants on the Commencement Date.
Section 4. Accounts; Deferred Compensation Contributions.
               4.1 Accounts. When an Eligible Person becomes a Participant in the Plan, the Company shall establish an Account, for bookkeeping purposes only, in such Participant’s name to which deferred compensation contributions may, in the discretion of the Committee, be made.
                4.2 Deferred Compensation Contributions. Each Plan Year, deferred compensation contributions, if any, shall be credited to the Participant’s Account. The contributions to be made on behalf of any Participant shall be determined in the sole discretion of the Committee, and may be $0 for any Plan Year. To the extent that contributions are made to an Account, such Account shall also be credited with

Thor Select Executive Incentive Plan
earnings and losses based on the performance of certain Index Funds, in accordance with Section 5 hereof.
               4.3 Timing of Deferred Compensation Contributions. The Company shall determine the date or dates that the deferred compensation contributions shall be credited to the Accounts but in no event shall amounts be credited to Accounts later than the last day of the applicable Plan Year.
               4.4 Mid-year Participation. If an Eligible Person becomes a Participant during a Plan Year, the Company may, in its sole discretion, pro-rate the contributions that would otherwise be credited to such Participant’s Account with respect to such Plan Year.
Section 5. Deemed Investment of Accounts.
               5.1 Credit Based on Index Funds. Subject to Subsection 5.2, any contributions to an Account pursuant to Subsection 4.1 shall be credited with earnings and losses as if the amounts were invested in certain Index Funds. The Committee may, in its sole discretion, establish a procedure allowing any Participant to request that earnings and losses be credited to his or her Account based on the returns of one or more particular Index Funds (an “Investment Request”). The procedure may specify the frequency with which Participants may make such Investment Requests. If the Participant does not make an Investment Request, or if the Company does not establish a procedure allowing Participants to make such requests, the Participant’s Account will be deemed to be invested in such default Index Fund(s) as are selected by the Committee.
               5.2 Committee Discretion With Respect to Investment Requests. The Committee shall not be obligated to comply with, nor be liable for any failure to comply with, the Investment Request of any Participant. The Committee shall have sole discretion whether to accept or reject a Participant’s Investment Request.
               5.3 Informal Funding. Subject to the restrictions of Section 409A(b) of the Code and Internal Revenue Service (“IRS”) Notice 2006-33 Internal Revenue Bulletin (“IRB”) 2006-15 (04/10/2006), the Company may informally fund its obligations under the Plan in any manner that it chooses and shall not be required to invest any amounts in any particular investment, including any Index Fund. The Company may, without limitation, purchase life insurance or any security or other property to fund its obligations under the Plan.
Section 6. Vesting of Account Balances.
              6.1 Vesting Percentage. The Participant’s Vesting Percentage shall be determined based on his or her years of Plan participation. Except as otherwise provided in this Section 6, all contributions shall become 100% vested at the conclusion of the Participant’s sixth Participation Year; provided, that, the Participant has not experienced a Separation from Service prior to such date. Thus, the Participant’s Vesting

Thor Select Executive Incentive Plan
Percentage shall be 0% until the conclusion of the Participant’s sixth Participation Year and 100% thereafter.

Number of Completed Participation Years	Vesting Percentage
Less than six	0%
Six or more	100%
Notwithstanding the foregoing, a Participant shall become automatically 100% vested in his or her entire Account on the earlier of (i) the date he or she attains age 65 or (ii) the date of his or her death.
Example 1: Assume that a Participant commences participation in the Plan in the 2009 Plan Year and continues to participate in the Plan for six years. The contributions made to the Participant’s Account shall have a Vesting Percentage of 0% until the end of the Participant’s sixth Participation Year (i.e., the end of the 2014 Plan Year). Thus on and after July 31, 2014, the Vesting Percentage of the Participant’s Account shall be 100%.
Example 2: Assume the same facts as in Example 1 but the Participant attains age 65 on June 30, 2013. The Participant’s Account shall have a Vesting Percentage of 0% until June 30, 2013. On and after June 30, 2013, the Vesting Percentage of the Participant’s Account shall be 100%.
               6.2 Vested Balance. The amount payable to a Participant upon distribution of his or her Account shall be equal to the vested portion of his or her Account (the “Vested Balance”). Subject to Subsection 6.3 hereof, the Vested Balance shall be equal to the balance of the Participant’s Account multiplied by the Vesting Percentage determined under Subsection 6.1.
               6.3 Forfeiture Provisions. Notwithstanding Subsections 6.1 and 6.2 hereof, the following forfeiture provisions shall apply.
               6.3.1 Non-Compete Forfeiture. If, during the period commencing on the Participant’s Commencement Date and ending on the date which is eighteen (18) months after the Participant’s Separation from Service for any reason (the “Non-Compete Period”), the Participant Competes with the Company, the Participant shall forfeit one-hundred percent (100%) of his or her Vested Balance.
For purposes of this Subsection 6.3.1, “Competes” shall mean, in the sole discretion of the Committee, the Participant, within the United States or Canada, directly or indirectly, (1) owns (as a proprietor, partner, shareholder, or otherwise) an interest in, or (2) participates (as an officer, director, or in any other capacity) in the management, operation, or control of, or (3) performs services as or acts in the capacity of an employee, independent contractor, consultant, or agent of, any enterprise engaged,

Thor Select Executive Incentive Plan
directly or indirectly, in the business of production and/or marketing of recreation vehicles and buses, except with the prior written consent of the Company.
               6.3.2 Non-Solicitation. If, during the Non-Compete Period, the Participant, directly or indirectly, employs or solicits the employment of any employee of the Company or any subsidiary or affiliate of the Company who was such an employee at the time of the Participant’s Separation from Service or during the six (6) month period prior to the Participant’s Separation from Service, the Participant shall forfeit one-hundred percent (100%) of his or her Vested Balance.
               6.3.3 Non-Disclosure of Confidential Information. If, during the Non-Compete Period, the Participant, directly or indirectly, discloses to any third party any Confidential Information regarding the Company, the Participant shall forfeit one-hundred percent (100%) of his or her Vested Balance.
               6.3.4 Bad Behavior Forfeiture. If, at any time prior to the payment of a Participant’s Vested Balance, the Participant is convicted of, or pleads guilty to, a felony or misdemeanor relating to the Company or its business, engages in conduct which negatively affects the Company’s reputation or breaches his or her fiduciary duty to the Company, in each case, as determined by the Committee, the Committee may, in its discretion, cause the forfeiture of one-hundred percent (100%) of the Participant’s Vested Balance.
               6.3.5 Forfeiture of Unvested Amounts Following Separation from Service. Except as otherwise provided herein, all unvested amounts credited to a Participant’s Account shall be forfeited upon such Participant’s Separation from Service.
Section 7. Payment of Accounts.
               7.1 Timing of Payment of Accounts. The occurrence of any of the following events with respect to a Participant shall trigger a distribution of all or a portion of a Participant’s Account:
               7.1.1 Separation from Service. The Vested Balance of a Participant’s Account shall be paid (or payments shall commence, in the case of installments) on the first business day following the end of the eighteenth (18th) complete calendar month following the Participant’s Separation from Service (the “Normal Payment Date”).
               7.1.2 Disability. Notwithstanding Subsection 7.1.1, in the event of a Participant’s Disability prior to the Normal Payment Date, the Vested Balance of such Participant’s Account shall be paid within ninety (90) days following the occurrence of such Disability.
               7.1.3 Death. Notwithstanding Subsection 7.1.2, in the event of a Participant’s death prior to the Normal Payment Date, the Vested Balance of such Participant’s Account shall be paid within ninety (90) days following the Participant’s death.

Thor Select Executive Incentive Plan
               7.1.4 Unforeseeable Emergency. The Committee may, in its sole discretion, allow a Participant to be paid all or a portion of the Participant’s Vested Balance in the event of an Unforeseeable Emergency. In such case, the payment to be made to the Participant shall be limited to the amount reasonably necessary to satisfy the emergency plus amounts necessary to pay taxes reasonably anticipated as a result of such payment, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation from insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). Payments to the Participant under this Subsection 7.1.4 shall be made as soon as practicable but in any event within ninety (90) days following the Committee’s determination that an Unforeseeable Emergency exists. Such payments shall reduce the Participant’s Account balance under the Plan.
               7.2 Form of Payment.
               7.2.1 Payout Election. On the Commencement Date, a Participant shall file a Payout Election Form with the Committee designating the form in which payment of the amounts in his or her Account shall be made in the event of a distribution on the Normal Payment Date. Such election shall apply to the Participant’s entire Vested Balance. If no such election is made, or if amounts are distributed in connection with a Participant’s death, Disability or Unforeseeable Emergency, payments shall be made in a lump sum. Form of payment options include:
(a)	Substantially equal annual installments over five years;

(b)	Substantially equal annual installments over ten years;

(c)	Any other actuarially equivalent form of payment that the Committee approves in advance.
               7.3 Incapacity. If the Committee finds that any person to whom any amount is payable hereunder is unable to care for his or her affairs because of illness or accident, then the Committee, if it so elects, may direct that any payment due him or her (unless a prior claim therefor has been made by a duly appointed legal representative) or any part thereof, be paid or applied for the benefit of such person (or such person’s spouse, children or other dependents), to an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment, or any of them, in such manner and proportion as the Committee may deem proper. Any such payment shall be in complete discharge of the Company’s obligations under this Plan.
Section 8. Payment to Beneficiary or Representative.
          If the Participant dies before receiving all of his or her Vested Balance, the Company shall pay the remaining balance to the beneficiary most recently designated by

Thor Select Executive Incentive Plan
the Participant (or, if no such beneficiary shall survive the Participant or if no beneficiary has been designated, to the beneficiary designated by the Participant under the Company’s group term life insurance plan, or if no such beneficiary has been designated under the group term life insurance plan, to the Participant’s estate).
Section 9. Administration.
               9.1 Administration of the Plan. The Plan shall be administered by the Committee which shall have full power, discretion and authority to interpret, construe and administer this Plan and any part hereof, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument relating thereto and the Committee’s interpretation and construction thereof, and actions hereunder, shall be binding and conclusive on all persons for all purposes. The Committee may employ legal counsel, consultants, actuaries and agents as it may deem desirable for the proper administration of the Plan and may rely on the opinion of such counsel or the computations of such consultant or other agent. The Committee shall provide for the keeping of written minutes of its actions hereunder.
               9.2 Participant Statements. The Committee shall provide to each Participant, at least annually, a statement setting forth the balance of the Account of such Participant. Such statement shall be provided no later than 60 days following the end of each Plan Year.
Section 10. Claims Procedure.
               10.1 Request. Any person claiming a benefit under the Plan, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee.
               10.2 Denial. If the claim or request is denied, the electronic or written notice of denial shall state in a manner calculated to be understood by the claimant:
                    (a) The specific reasons for the denial, with specific reference to the Plan provisions on which the denial is based;
                    (b) A description of any additional material or information required for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
                    (c) An explanation of the Plan’s claim review procedure and the time limits applicable to such claim review procedure, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review of the claim.
          The initial notice of denial shall be provided within 90 days after receipt of the claim, unless the Committee determines that special circumstances require an

Thor Select Executive Incentive Plan
extension of time, not exceeding 90 days, and so notifies the claimant by written notice prior to the expiration of the initial 90-day period.
               10.3 Review of Decision. The claimant may, within 60 days after receipt of notification of the denial of a claim submitted hereunder, submit in writing to the Committee a notice that the claimant contests the denial of his or her claim and desires a further review by the Committee. Upon request and free of charge, the Committee shall provide the claimant reasonable access to all pertinent documents, records and other information relevant to the claimant’s claim for benefits. The Committee shall also authorize the claimant to submit comments, documents, records and other information related to the claim for benefits to the Committee, which shall review the claim, including any new information submitted by the claimant.
               10.4 Final Decision by the Committee. The Committee shall render a final decision on a claim submitted hereunder and contested with specific reasons therefor electronically or in writing and shall transmit it to the claimant within 60 days after receipt of the claimant’s request for review, unless the Committee determines that special circumstances require additional time, not exceeding 60 days, and so notifies the claimant by written notice prior to the expiration of the initial 60-day period. In the case of an adverse benefit determination, the final decision shall set forth in a manner calculated to be understood by the claimant:
                    (a) The specific reasons for the denial, with specific reference to the Plan provisions on which the denial is based;
                    (b) A statement that the claimant is entitled to receive, upon request and free of charge, all documents, records, and other information relevant to the claimant’s claim for benefits; and
                    (c) A statement of the claimant’s right to bring an action under Section 502(a) of ERISA.
Section 11. Trust; Unsecured General Creditor.
               11.1 Trust. The Company may establish a trust with a financial institution for payment of benefits under this Plan. The trust shall be a grantor trust for tax purposes. The trust shall provide that any assets contributed to the trustee shall be used exclusively for payment of benefits under this Plan except in the event the Company becomes insolvent. In the event of insolvency, the trust fund shall be available for payment of obligations of the Company to its creditors.
               11.2 Payment Other than from Trust. Except as provided in Subsection 11.1, any amounts payable under this Plan shall be paid in cash from the general funds of the Company. The Participant and any beneficiary shall have no right, title or interest whatsoever in or to any investment which the Company may make to aid it in meeting its obligation hereunder or to any assets of the Company. Nothing contained in this Plan, and no action taken pursuant to the Plan provisions, shall create or

Thor Select Executive Incentive Plan
be construed to create a fiduciary relationship between the Company and any Participant or beneficiary.
               11.3 Unsecured Creditor. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company. Rights to benefit payments under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or of the Participant’s beneficiaries. It is the intention of the Company that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA.
Section 12. Withholding.
               12.1 Withholding of Plan Benefits. The Company shall withhold, or cause to be withheld, from any benefits payable under this Plan all Federal, state, city or other taxes as required pursuant to any law or governmental regulation or ruling.
               12.2 Withholding on Contributions. The Company shall withhold from current compensation to the Participant amounts required to be withheld pursuant to applicable law in respect of amounts contributed to Accounts under this Plan.
Section 13. Employment and Benefits Rights.
               13.1 Effect on Other Plans. Any benefit payable under this Plan shall not be deemed salary or other compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of the Company for the benefit of its employees or directors except to the extent otherwise provided in such plan or arrangement or required to comply with laws applicable to such plan or arrangement.
               13.2 Not a Contract of Employment. This Plan is not a contract of employment and shall not affect any employment rights of any Eligible Person or any Participant or the right or ability of the Company to terminate the Eligible Person’s or the Participant’s employment at any time, with or without cause.
               13.3 Other Benefits. This Plan shall be in addition to any rights of the Participant under any other agreement with the Company, if any, and shall not affect or reduce any benefit or compensation inuring to the Eligible Person of a kind not expressly provided for in this Plan.
Section 14. Binding Effect: Nonassignability.
          This Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns and the Participant and the Participant’s designees and estate. Neither the Participant nor the Participant’s designees or estate shall commute, encumber, sell or otherwise dispose of the right to receive the payments provided for in

Thor Select Executive Incentive Plan
this Plan, which payments and the rights thereto are expressly declared to be nontransferable and nonassignable.
Section 15. Amendment; Termination.
               15.1 Right to Terminate Plan. This Plan may be amended, suspended or terminated, in whole or in part, by the Board, but no such action shall retroactively impair or otherwise adversely affect the rights of any person to benefits under this Plan which have accrued prior to the date of such action, as determined by the Committee. Any amendment which materially impairs or otherwise adversely affects the prospective rights of any person to benefits under this Plan shall be effective only for Plan Years which follow the year in which notice to Participants is given.
               15.2 Right to Terminate Plan and Accelerate Payment of Participant Accounts. The Company may terminate the Plan and accelerate the payment of all vested Accounts in the following circumstances:
               15.2.1 if the termination and liquidation of the Plan is within twelve (12) months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 USC 503(b)(1)(A); provided, that, the amounts deferred under the Plan are included in each Participant’s gross income in the latest of: (A) the calendar year in which the termination and liquidation occur, (B) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or (C) the first calendar year in which payment is administratively practicable; or
               15.2.2 if the termination and liquidation is pursuant to irrevocable action taken by the Company within the thirty (30) days preceding or the twelve (12) months following a Change in Control; provided, that, all agreements, methods, programs and other arrangements sponsored by the Company immediately after the time of the Change in Control that are treated as a single plan under Treasury Regulations Section 1.409A-1(c)(2) are terminated and liquidated with respect to each Participant that experienced such Change in Control, so that under the terms of the termination and liquidation all Participants are required to receive all amounts of deferred compensation under such agreements, methods, programs and other arrangements within twelve (12) months of the date the Company takes all necessary action to terminate and liquidate the agreements, methods, programs and other arrangements; or
               15.2.3 if (A) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company; (B) the Company terminates and liquidates all agreements, methods, programs and other arrangements sponsored by them that would be aggregated with any terminated and liquidated agreements, methods, programs and other arrangements under Section 409A of the Code (and particularly Treasury Regulations Section 1.409A-1(c)) if the same Participant had deferrals of compensation under all of the agreements, methods, programs and other arrangements that are terminated and liquidated; (C) no payments in liquidation are made within twelve (12) months of the date the Company takes all necessary action to

Thor Select Executive Incentive Plan
irrevocably terminate and liquidate the Plan other than payments that would be payable under the terms of the Plan if the action to terminate had not occurred; (D) all payments are made within twenty-four (24) months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan; and (E) the Company does not adopt a new plan that would be aggregated with the terminated and liquidated plan under Treasury Regulations Section 1.409A-1(c) if the same Participant participated in both plans, at any time within three (3) years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan.
          Notwithstanding this Subsection 15.2, the Plan may not be terminated contrary to the provisions of Section 409A of the Code, including, without limitation, Treasury Regulations Section 1.409A-3(j)(4)(ix) with reference to Treasury Regulations Section 1.409A-1(g).
Section 16. Governing Law.
          This Plan shall be governed by the laws of the State of Delaware from time to time in effect.
Section 17. Section 409A of the Code.
               17.1 The Plan is intended to comply with Section 409A of the Code and shall be interpreted accordingly.
               17.2 It is the intent of the Company that no payments under this Plan be subject to the additional tax on deferred compensation imposed by Section 409A of the Code. To the extent that the Company determines that Participants would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A of the Code as a result of any provision of this Plan, the parties agree to negotiate in good faith to reform or strike such violative provision.
               17.3 In no event will the Company or any of its affiliates have any liability for any failure of the Plan to satisfy Section 409A of the Code and such parties do not guarantee that the Plan complies with Section 409A of the Code.
Section 18. Miscellaneous.
          The captions preceding the Sections hereof have been inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision hereof.

Thor Select Executive Incentive Plan
          Executed on behalf of the Company, effective as of the date first written above.

THOR INDUSTRIES, INC.
By:
Title:
Date:

Thor Select Executive Incentive Plan

Exhibit A
Money Market by MFC Global
Active Bond by DMR and MFC Global
Managed by GMD and DMR
Equity Income by T. Rowe Price
500 Index by MFC Global
Small Cap Growth by Wellington Management
Overseas Equity by Capital Guardian